Exhibit 99.(j)(2)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees
Turner Funds:

We consent to the reference to our firm under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information in this Registration Statement on Form N-1(a) of the Turner Emerging Markets Fund.

/s/ KPMG LLP

Philadelphia, Pennsylvania

August 5, 2013